Exhibit 99.1

Sky Petroleum Reports 22,079 Barrels During 2009 Second Quarter

Mubarek K2 well Production 243 bopd for the 2009 2nd Quarter

AUSTIN, Texas--(BUSINESS WIRE)--July 23, 2009--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today reported that during the second quarter ending June 30, 2009, Mubarek production from the K2-ST4 well totaled 22,079 barrels of oil or 243 bopd.

In the first quarter of 2009 the H2 well was shut in during the last week of February through the end of the second quarter in order to insert a replacement tubing plug. Crescent Petroleum Company International Limited, the operator of the Mubarek Field, informed the company that the initial operation to replace the tubing plug failed and it expects that a second operation will take place during the third quarter. The K2-ST4 well production rate continues to fluctuate, indicating the well is not fully stable.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the capability of making necessary repairs to the wells, the ability to enhance and stabilize production from the wells, the total cost of drilling and operating the wells, the production could drop below current rates due to the unstable nature of the wells, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com